AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of October 22, 2009, is made by and among SECURE AMERICA ACQUISITION CORPORATION, a Delaware corporation (“Secure”), and Ultimate Escapes Holdings, LLC, a Delaware limited liability company (the “Target” and, with Secure, the “Companies”), Harvey L. Weiss and C. Thomas McMillen (together, the “Insiders”), on the one hand, and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager (“Victory Park”), on the other.

WHEREAS, Secure was organized for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international operating businesses in the homeland security industry, but not businesses that design, build or maintain mission-critical facilities (“Business Combination”);

WHEREAS, Secure consummated an initial public offering in October 2007 (“IPO”) in connection with which it raised gross proceeds of approximately $80 million, a significant portion of which was placed in a trust account maintained by Continental Stock Transfer and Trust Company pending the consummation of a Business Combination, or the dissolution and liquidation of Secure in the event it is unable to consummate a Business Combination on or prior to October 29, 2009 (the “Expiration Date”);

WHEREAS, Secure has agreed to a business combination (the “Acquisition”) with the Target pursuant to certain agreements (“Transaction Agreements”);

WHEREAS, the approval of the Acquisition is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding shares of common stock of Secure which are present and entitled to vote at the meeting called to approve the Acquisition;

WHEREAS, pursuant to certain provisions in Secure’s certificate of incorporation, a holder of shares of Secure’s common stock issued in the IPO (the “Public Shares”) may, if it votes against the Acquisition, demand that Secure convert such Public Shares into cash (which terms of such certificate of incorporation are the subject of a proposal in the Company’s proxy statement to be amended to provide that a holder of Public Shares may vote in favor of or against the Transaction and properly demand that the Company convert such Public Shares into cash)  (“Conversion Rights”);

WHEREAS, the Acquisition cannot be consummated if holders of 30% or more of the Public Shares exercise their Conversion Rights and vote against the Acquisition.

NOW, THEREFORE, the undersigned parties agree as follows:

1.
Agreement to Make Purchases of Secure Common Stock.  Victory Park (and any other purchasers acceptable to Victory Park and Secure) agrees to use its reasonable best efforts to make simultaneous privately negotiated purchases of up to approximately $15 million of shares (or up to 1,889,169 shares; the “Contract Value”) of Secure common stock at purchase prices not to exceed $7.94 per share (at the discretion of Secure) prior to October 28, 2009, provided that the Companies and the Insiders agree to enter into the form of forward contract (“Forward Contract Arrangement”) attached hereto as Annex A with the purchaser of such shares of common stock in connection therewith.  Purchases by Victory Park shall not begin until at least one business day after Secure publicly announces the entering into of this Agreement with respect to the Forward Contract.

2.
Fees.  In exchange for its services in aggregating blocks of shares for purchase by Victory Park from Secure stockholders that have indicated an intention to convert their shares of Secure common stock and or vote against the Acquisition, Secure shall pay Victory Park on the earlier of (i) the Closing Date (as defined in the Forward Contract) or (ii) October 29, 2009 a fee equal to the greater of: (i) 1.0% of the Contract Value and (ii) $100,000 (the “Premium”); provided, that, in the event Secure does not request Victory Park to fund any portion of the Contract Value, Secure shall not be obligated to pay any Premium to Victory Park.

3.
Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that Secure shall pay up to $25,000 of the documented costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement.

4.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.
Governing Law; Jurisdiction.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SECURE AMERICA ACQUISITION CORPORATION

By:	/s/ C. Thomas McMillen

Name:	C. Thomas McMillen

Title:	Co-Chief Executive Officer

ULTIMATE ESCAPES HOLDINGS, LLC

By:	/s/ James Tousignant

Name:	James Tousignant

Title:	Chief Executive Officer

VICTORY PARK CAPITAL ADVISORS, LLC

By:	/s/ Scott R. Zemnick

Name:	Scott R. Zemnick

Title:	General Counsel

/s/ C. Thomas McMillen
C. Thomas McMillen

/s/ Harvey L. Weiss
Harvey L. Weiss